Exhibit 99.1
Contact: Shaun A. Burke	For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES A 15% INCREASE IN QUARTERLY EARNINGS PER SHARE

SPRINGFIELD, MO - (April 16, 2007) - Guaranty Federal Bancshares, Inc. (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following highlights for its first quarter ended March 31, 2007:

First Quarter 2007 Financial Highlights

•	Diluted earnings per share increases 15% over prior year quarter
•	Annualized return on average assets increased to 1.37% over the prior year quarter
•	Annualized return on average equity increased to 15.66% over the prior year quarter
•	Net income increases 12% over prior year quarter
•	Net interest income increases 6% over prior year quarter
•	Net interest margin increases 7 basis points over prior year quarter to 3.90%

The Company today announces that basic earnings per share for the first quarter ended March 31, 2007 were $0.63 per share, ($1,753,000), up from the $0.56 per share ($1,564,000) the Company earned during the same quarter in the prior year. This represents a 13% increase in quarterly basic earnings per share. Diluted earnings per share were up 15%, increasing from $0.54 per share to $0.62 per share in the first quarter 2007 as compared to the prior year quarter.

For the quarter ended March 31, 2007, return on average assets was 1.37%, compared to 1.31% for the same period in 2006. Return on average equity was 15.66% for the quarter ended March 31, 2007, constituting an 11% increase over the 14.10% return for the same period in 2006.

The Company continues its history of enhancing shareholder value and on July 25, 2006 announced a plan to repurchase up to 250,000 shares of its common stock. As of March 31, 2007, 120,132 shares had been repurchased by the Company pursuant to this repurchase plan at an average cost of $28.81 per share.

Guaranty Federal Bancshares, Inc., (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has eight branches and 20 ATM locations located in Greene and Christian Counties and Loan Production Offices in Howell, Wright and Webster Counties. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 80 area ATM’s and over 700 ATM’s nationwide.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time

Financial Highlights:
	Quarter ended
Operating Data:	31-Mar-07	31-Mar-06
Total interest income	$9,459	$8,077
Total interest expense	4,884	3,769
Provision for loan losses	210	225
Net interest income after provision for loan losses	4,365	4,083
Noninterest income	1,265	822
Noninterest expense	2,874	2,367
Income before income tax	2,756	2,538
Income tax expense	1,003	974
Net income	$1,753	$1,564
Net income per share-basic	$0.63	$0.56
Net income per share-diluted	$0.62	$0.54

Annualized return on average assets	1.37%	1.31%
Annualized return on average equity	15.66%	14.10%
Net interest margin	3.90%	3.83%

Financial Condition Data:	At 31-Mar-07	At 31-Dec-06
Cash and cash equivalents	$15,135	$14,881
Investments	11,674	14,052
Loans,net of allowance for loan losses 3/31/2007 - $5,604; 12/31/2006 - $5,783	469,877	480,269
Other assets	16,218	15,643
Total assets	$512,904	$524,845

Deposits	$381,527	$352,230
FHLB advances	65,524	108,000
Subordinated debentures	15,465	15,465
Other liabilities	4,509	4,251
Total liabilities	467,025	479,946
Stockholders’ equity	45,879	44,899
Total liabilities and stockholders’ equity	$512,904	$524,845
Equity to assets ratio	8.94%	8.55%
Book value per share	$16.53	$16.30
Non performing assets	$1,788	$2,921